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                                                   UNITED STATES
                                           SECURITIES AND EXCHANGE COMMISSION
                                                Washington, D.C. 20549


                                                      FORM 12b-25
                                                                    Commission File Number 000-29945

                                             NOTIFICATION OF LATE FILING

(Check One):  |_| Form 10-K |_| Form 20-F |_| Form 11-K |X| Form 10-Q |_| Form N-SAR



     For Period Ended: September 30, 2000

     [ ] Transition Report on Form 10-K
     [ ] Transition Report on Form 20-F
     [ ] Transition Report on Form 11-K
     [ ] Transition Report on Form 10-Q
     [ ] Transition Report on Form N-SAR

     For the Transition Period Ended: ___________________________________________________________________________________________

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                            Read Instruction (on back page) Before Preparing Form. Please Print or Type.

         Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
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If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:

____________________________________________________________________________________________________________________________________

PART I -- REGISTRANT INFORMATION

                               The Oxbow Fund LLC
____________________________________________________________________________________________________________________________________
Full Name of Registrant


____________________________________________________________________________________________________________________________________
Former Name if Applicable

                               223 Wanaque Avenue
____________________________________________________________________________________________________________________________________
Address of Principal Executive Office (Street and Number)

                        Pompton Lakes, New Jersey 07442
____________________________________________________________________________________________________________________________________
City, State and Zip Code


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PART II -- RULE 12b-25(b) AND (c)

If the subject report could not be filed without  unreasonable  effort or expense and the registrant  seeks relief  pursuant to Rule
12b-25(b), the following should be completed. (Check appropriate box.)

  |X|   | (a) The reasons  described in  reasonable  detail in Part III of this form could not be  eliminated  without  unreasonable
        |     effort or expense;
        |
  |X|   | (b) The  subject  annual report,  semi-annual  report,  transition  report on Form 10-K, Form 20-F, Form 11-K, Form N-SAR,
        |     or portion thereof, will be filed on or before the fifteenth calendar day following the  prescribed  due date;  or the
        |     subject  quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before  the  fifth
        |     calendar day following the prescribed due date; and
        |
  |_|   | (c) The accountant's  statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III -- NARRATIVE

State below in reasonable detail why the Form 10-K, 11-K, 20-F, 10-Q,  N-SAR, or the transition report portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)


The Oxbow Fund, LLC has recently changed its independed auditors (see Form 8-K, filed November 8, 2000) and additional time is needed.

                                                                                                                     SEC 1344 (6/94)
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PART IV--OTHER INFORMATION

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(1) Name and telephone number of person to contact in regard to this notification


                  Joseph Musumeci (973) 831-8020
    ________________________________________________________________________________________________________________________________


(2) Have all other periodic reports required under Section  13 or 15(d) of  the Securities Exchange Act of
    1934 or Section 30  of the  Investment  Company Act of 1940 during the preceding 12 months or for such shorter  period that  the  registrant was required to file such report(s) been filed? If the answer
    is no, identify report(s).                                                                                |X| Yes  |_| No

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(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings  statements to be included in the subject
    report or portion thereof?                                                                                |_| Yes  |X| No

    If so, attach an explanation of the anticipated  change,  both narratively and  quantitatively,  and, if appropriate,  state the reasons why a reasonable estimate of the results cannot be made.



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                                                           The Oxbow Fund LLC
                                        ____________________________________________________
                                            (Name of Registrant as Specified in Charter)

Has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


November 14, 2000                                                          /s/ Joseph Musumeci
_____________________________________                             By_____________________________________________________
Date                                                                       Joseph Musumeci
                                                                           Chief Financial Officer


INSTRUCTION:  The form may be signed by an executive officer of the registrant or by any other duly authorized  representative.  The name and title of the person signing the form shall be typed or printed beneath the signature.  If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's  authority to sign on behalf of the registrant shall be filed with the form.

----------------------------------------------------------- ATTENTION --------------------------------------------------------------
             Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).
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